MPLX LP Reports Fourth-Quarter and Full-Year 2015 Financial Results

•	Completed strategic combination with MarkWest on Dec. 4

•	Reported fourth-quarter 2015 adjusted EBITDA of $286 million and distributable cash flow of $227 million

•	Delivered 29.1 percent distribution growth in 2015 with a 1.27 coverage ratio

•	MPC offered to contribute its inland marine business to the partnership in exchange for MPLX equity

•	Commenced operation of three major facilities in the Marcellus shale

FINDLAY, Ohio, Feb. 3, 2016 - MPLX LP (NYSE: MPLX) today reported fourth-quarter and full-year 2015 financial results. Effective Dec. 4, 2015, MPLX and MarkWest Energy Partners (MarkWest) completed the previously announced merger by which MarkWest became a wholly-owned subsidiary of MPLX and together formed one of the largest master limited partnerships (MLPs) in the U.S. The financial and operational results of MarkWest are included in MPLX’s results from the date of the merger, unless otherwise noted.

	Three Months Ended December 31		Year Ended December 31
(In millions, except per unit)	2015	2014	2015	2014
Net income attributable to MPLX(a)	$18	$29	$156	$121
Adjusted EBITDA attributable to MPLX(b)	286	42	486	166
Distributable cash flow attributable to MPLX(b)	227	32	399	137
Distribution per unit	0.5000	0.3825	1.8200	1.4100
Growth capital expenditures(a)(c)(d)	145	21	249	51
(a) Reflects the results of MarkWest from the date of the merger, Dec. 4, 2015.
(b) Non-GAAP measure including MarkWest from Oct. 1, 2015. See reconciliation below.
(c) Excludes non-affiliated joint-venture (JV) members' share of capital expenditures.
(d) See reconciliation below.

"MPLX’s successful combination with MarkWest creates a diversified, large-cap MLP with compelling long-term growth opportunities," said Gary R. Heminger, MPLX chairman and chief executive officer. "The combination expands our asset base and positions us to continue supporting natural gas liquids development in North America, which provides significant future earnings potential. Our commitment to a strong balance sheet, fee-based cash flows, and supportive sponsor position us for sustainable growth."

Heminger noted that, in addition to this substantial diversification, MarkWest also adds scale to the partnership. "MarkWest has long-term relationships with many producers who operate in the most economic shale plays in the country. The MarkWest leadership team has a demonstrated record of successfully executing midstream organic capital programs to meet producers' needs," Heminger said. "Together with MPLX's existing crude oil and refined products logistics and storage network, we have the ability to pursue projects along the entire hydrocarbon value chain. These opportunities, combined with prospective drop-downs from our sponsor Marathon Petroleum Corporation [NYSE: MPC], are expected to contribute to the partnership's long-term growth profile."

Heminger highlighted the partnership’s strategic advantages in its newly-acquired, full-service midstream assets, saying, "MarkWest has the right assets in the right locations. Even in the current market conditions, we continue to see increased volumes in the Marcellus and Utica shales. We believe the partnership is well-positioned to execute its future growth strategy."

During the fourth quarter of 2015, Heminger indicated that in light of the higher MLP yield environment, drop-down transactions could be expected as early as 2016. Consistent with this guidance, MPC recently offered to contribute its inland marine business to MPLX, with funding anticipated to consist entirely of MPLX equity issued to MPC. The transaction is expected to close in the second quarter, pending requisite approvals. Heminger noted that an all-unit transaction and a supportive valuation demonstrate MPC’s support and provide MPLX a more attractive alternative than accessing the public capital markets. He stressed that MPLX remains committed to maintaining an investment-grade credit profile, which is supported by the anticipated issuance of equity to MPC. MPLX is targeting a leverage ratio of approximately 4.0 times by the end of the year.

"The inland marine business has high-quality assets and is strategically located in key markets. Essentially all of its operations support the movement of crude oil and refined products for MPC," said Heminger. "The cash flows generated from the marine business will further diversify the partnership's earnings stream." Heminger emphasized the fee-for-capacity arrangement associated with these assets and the highly predictable earnings they are expected to generate for the partnership.

As announced on Jan. 25, the board of directors of MPLX’s general partner declared a distribution of $0.50 per common unit, resulting in a 1.20 times distribution coverage ratio for the fourth quarter. Since the partnership’s initial public offering in October 2012, the MPLX board has authorized distribution increases for 12 consecutive quarters, representing a compound annual growth rate of 24 percent over its minimum quarterly distribution. The partnership achieved its forecasted increase to distributions of 29 percent in 2015.
"The continued decline in commodity prices, and the market's increasing belief that these conditions will persist for some period of time, has resulted in a challenging valuation and a higher yield environment within the MLP space," said Heminger, also noting that many MLPs have taken steps to address the deteriorating market conditions with significant reductions to either distributions or distribution growth rates. "Given current market conditions, more modest growth in volumes of natural gas and natural gas liquids, the increase in our yield and the impacts to our valuation, we are now forecasting distribution growth of 12 to 15 percent for 2016, which is among the highest for large-cap, diversified MLPs." He said this guidance considers the continuing supportive measures expected from MPC, which include those in connection with the anticipated marine transaction, the expected placement of additional equity with MPC, incubating projects for future acquisition by MPLX, and the ability to borrow from MPC via an inter-company loan agreement. As MPC continues to evaluate the support options available, it is expected to consider the capital allocation needs of both companies.
"We will assess the distribution growth rate for 2017 later this year and provide guidance around the partnership’s growth expectations at that time," Heminger said. "We are continuing to build our financial strength and preserve capital to achieve sustainable long-term growth." He reiterated that continuing support anticipated from its sponsor and maintaining an investment-grade credit profile should allow the partnership to manage the near-term challenges and provide long-term growth. "As we continue to optimize our growth capital investments to support our producer customers and diversify our asset base through acquisitions and drop-downs from our sponsor, we look forward to increasing our steady earnings streams and capitalizing on the opportunities available to us."

Operational Highlights

•
Commenced operation of one processing plant and two fractionation facilities in the Marcellus shale, increasing the partnership’s total processing capacity by 200 million cubic feet per day and fractionation capacity by 73,000 barrels per day

•	Completed 1.24 million barrel expansion at the Patoka tank farm to support the startup of the Southern Access Extension pipeline, which commenced operations in December 2015

•	10 major processing and fractionation projects currently under construction on a just-in-time basis; five expected to be completed in 2016 to meet forecasted growth in producer volumes

Segment Results

MPLX has two reportable segments: Logistics and Storage, and Gathering and Processing. Each of these segments is organized and managed based upon the nature of the products and services it offers. Segment results represent income from operations attributable to the reportable segments, including partially-owned entities operated by the partnership that are accounted for as equity method investments. Segment results are also adjusted to exclude the portion of income from operations attributable to the noncontrolling interests related to partially-owned entities that are either consolidated or recorded based upon the equity method investment.

•
Logistics and Storage - transports and stores crude oil, refined products and other hydrocarbon-based products. This segment generally corresponds to the MPLX business prior to the MarkWest acquisition.

•
Gathering and Processing - gathers, processes and transports natural gas; gathers, transports, fractionates, stores and markets natural gas liquids (NGLs). This segment generally corresponds to the MarkWest business, which was acquired on Dec. 4, 2015.

	Three Months Ended December 31		Year Ended December 31
(In millions)	2015	2014	2015	2014

Logistics and Storage	$71	$57	$322	$213
Gathering and Processing	76	—	76	—
Segment operating income attributable to MPLX LP(a)	$147	$57	$398	$213

(a) See reconciliation below for details.

Logistics and Storage segment operating income for the fourth quarter of 2015 was $71 million, compared with $57 million over the same period in 2014. For the full-year 2015, Logistics and Storage segment operating income was $322 million, compared with $213 million for the full-year 2014. The increase in the fourth quarter and full year was primarily due to the acquisition of the remaining interest in MPLX Pipe Line Holdings LP and higher average tariff rates. The fourth quarter increase was partially offset by a reduction in transported volumes and the full year increase was partially offset by a reduction in the amount of deferred revenue recognized from volume deficiency credits.

Gathering and Processing segment operating income increased for the three and twelve months ended Dec. 31, 2015, compared to the same periods in 2014. This increase is due to the acquisition of MarkWest.

Corporate general and administrative expenses, unrealized derivative gains and depreciation and amortization are not allocated to the reportable segments. MPLX management does not consider these items allocable to or controllable by any individual segment, and therefore, excludes these items when evaluating segment performance.

Financial Position and Liquidity

In connection with the combination, we assumed an aggregate principal amount of $4.1 billion in senior notes issued by MarkWest and MarkWest Energy Finance Corporation. On Dec. 22, 2015, we completed offers to exchange any and all outstanding MarkWest senior notes for up to $4.1 billion aggregate principal amount of new notes issued by MPLX having the same maturity and interest rates as the MarkWest senior notes. The exchange was completed for 98.4 percent, or $4.0 billion, of MarkWest senior notes.

On Dec. 4, 2015, our existing credit agreement was amended to, among other things, increase the aggregate amount of our bank revolving credit capacity from $1.0 billion to $2.0 billion.

On Dec. 4, 2015, MPLX entered into a loan agreement with MPC Investment LLC, a wholly-owned subsidiary of MPC, providing for a $500 million revolving credit facility which is scheduled to mature on Dec. 4, 2020. As of Dec. 31, 2015, there was $8 million in borrowings outstanding under this facility.

As of Dec. 31, 2015, MPLX had $43 million in cash. In addition, MPLX had $1.12 billion of remaining capacity under its $2 billion bank revolving credit facility, as well as $492 million available under the facility with MPC. MPLX reported a leverage ratio of 4.7 times on a covenant basis. MPLX remains committed to maintaining an investment grade credit profile and is targeting a leverage ratio of 4.0 times by the end of 2016.

2016 Forecast

For 2016, MPLX forecasts net income in a range of $325 million to $485 million, adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) in a range of $1.25 billion to $1.40 billion and distributable cash flow (DCF) in a range of $970 million to $1.10 billion based on its current forecast of operational volumes, commodity prices, and derivative instruments currently outstanding. A $0.05 per gallon change in NGL prices is forecasted to result in an approximate $18 million change to DCF.

MPLX is forecasting distribution growth of 12 to 15 percent for 2016.

MPLX’s portion of growth capital expenditures for 2016 is forecasted in a range of $1.0 billion to $1.5 billion. Maintenance capital for 2016 is forecasted at approximately $61 million.

Conference Call

At 2 p.m. EST today, MPLX will hold a conference call and webcast to discuss the reported results and provide an update on operations. Interested parties may listen to the conference call by dialing 1-800-447-0521 (confirmation #41539371) or by visiting MPLX's website at http://www.mplx.com and clicking on the "2015 Fourth-Quarter Financial Results" link in the "News &

Headlines" section. Replays of the conference call will be available on MPLX's website through Wednesday, Feb. 17. Investor-related material will also be available online prior to the conference call and webcast at http://ir.mplx.com.

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About MPLX LP

MPLX is a diversified, growth-oriented master limited partnership formed in 2012 by Marathon Petroleum Corporation to own, operate, develop and acquire midstream energy infrastructure assets. We are engaged in the gathering, processing and transportation of natural gas; the gathering, transportation, fractionation, storage and marketing of NGLs; and the transportation and storage of crude oil and refined petroleum products. Headquartered in Findlay, Ohio, MPLX's assets consist of a network of common carrier crude oil and products pipeline assets located in the Midwest and Gulf Coast regions of the United States, a butane storage cavern located in West Virginia with approximately 1 million barrels of natural gas liquids storage capacity, crude oil and product storage facilities (tank farms) with approximately 4.5 million barrels of available storage capacity, a barge dock facility with approximately 78,000 barrels per day of crude oil and product throughput capacity and gathering and processing assets which includes more than 5,000 miles of gas gathering and NGL pipelines, over 50 gas processing plants, more than 10 NGL fractionation facilities and one condensate stabilization facility.

Investor Relations Contacts:
Lisa Wilson (419) 421-2071
Kevin Hawkins (866) 858-0482

Media Contacts:
Chuck Rice (419) 421-2521
Brandon Daniels (419) 421-3127

In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to facilitate comparisons of past performance and future periods. This press release and supporting schedules include the non-GAAP measures adjusted EBITDA and distributable cash flow (DCF). DCF and adjusted EBITDA should not be considered separately from or as a substitute for net income, income from operations, or cash flow as reflected in our financial statements. The GAAP measure most directly comparable to adjusted EBITDA and DCF is net income and net cash provided by operating activities. We define adjusted EBITDA as net income adjusted for (i) depreciation and amortization; (ii) provision for income taxes; (iii) non-cash equity-based compensation; (iv) net interest and other financial costs; (v) equity investment income; (vi) equity method distributions; and (vii) acquisition costs. In general, we define DCF as adjusted EBITDA plus (i) the current period cash received/deferred revenue for committed volume deficiencies less (ii) net interest and other financial costs; (iii) unrealized gain on commodity hedges; (iv) equity investment capital expenditures paid out; (v) equity investment cash contributions; (vi) maintenance capital expenditures paid; (vii) volume deficiency credits recognized; and (viii) other non-cash items.

Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures.

DCF is a financial performance measure used by management as a key component in the determination of cash distributions paid to unitholders. We believe DCF is an important financial measure for unitholders as an indicator of cash return on investment and to evaluate whether the partnership is generating sufficient cash flow to support quarterly distributions. In addition, DCF is commonly used by the investment community because the market value of publicly traded partnerships is based, in part, on DCF and cash distributions paid to unitholders.

This press release contains forward-looking statements within the meaning of federal securities laws regarding MPLX LP ("MPLX"), Marathon Petroleum Corporation ("MPC"), and MarkWest Energy Partners, L.P. ("MarkWest"). These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations of MPLX, MPC, and MarkWest. You can identify forward-looking statements by words such as "anticipate," "believe," "estimate," "expect," "forecast", "goal," "guidance," "imply," "objective," "opportunity,” "outlook," "plan," "project," "prospective," "position," "potential," "pursue," "seek," "target," "could," "may," "should," "would," "will" or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the companies' control and are difficult to predict. In addition to other factors described herein that could cause MPLX's actual results to differ materially from those implied in these forward-looking statements, negative capital market conditions, including a persistence or increase of the current yield on common units, which is higher than historical yields, could adversely affect MPLX's ability to meet its distribution growth guidance. Factors that could cause MPLX's or MarkWest's actual results to differ materially from those implied in the forward-looking statements include: risk that the synergies from the MPLX/MarkWest merger transaction may not be fully realized or may take longer to realize than expected; disruption from the MPLX/MarkWest merger transaction making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of MarkWest; the adequacy of MPLX's capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay MPLX’s distributions, and the ability to successfully execute both companies' business plans and growth strategies; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; volatility in and/or degradation of market and industry conditions; completion of midstream infrastructure by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC's obligations under MPLX's commercial agreements; modifications to earnings and distribution growth objectives; the level of support from MPC, including dropdowns, alternative financing arrangements, taking equity units, and other methods of sponsor support, as a result of the capital allocation needs of the enterprise as a whole and its ability to provide support on commercially reasonable terms; federal and state environmental, economic, health and safety, energy and other policies and regulations; changes to MPLX's capital budget; other risk factors inherent to MPLX or MarkWest's industry; and the factors set forth under the heading "Risk Factors" in MPLX's Annual Report on Form 10-K for the year ended Dec. 31, 2014, filed with the SEC; and the factors set forth under the heading "Risk Factors" in MarkWest's Annual Report on Form 10-K for the year ended Dec. 31, 2014, and Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2015, filed with the SEC (former ticker symbol: MWE). These risks, as well as other risks associated with MPLX, MarkWest and the merger transaction, are also more fully discussed in the joint proxy statement and prospectus included in the registration statement on Form S-4 filed by MPLX and declared effective by the SEC on Oct. 29, 2015, as supplemented. Factors that could cause MPC's actual results to differ materially from those implied in the forward-looking statements include: risks described above relating to MPLX, MarkWest and the MPLX/MarkWest merger transaction; changes to the expected construction costs and timing of pipeline projects; continued/further volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; the effects of the lifting of the U.S. crude oil export ban; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; transportation logistics; the reliability of processing units and other equipment; MPC's ability to successfully implement growth opportunities; modifications to MPLX earnings and distribution growth objectives; federal and state environmental, economic, health and safety, energy and other policies and regulations; including the cost of compliance with the Renewable Fuel Standard; MPC’s ability to successfully integrate the acquired Hess retail operations and achieve the strategic and other expected objectives relating to the acquisition; changes to MPC’s capital budget; other risk factors inherent to MPC’s industry; and the factors set forth under the heading "Risk Factors" in MPC's Annual Report on Form 10-K for the year ended Dec. 31, 2014, filed with Securities and Exchange Commission (SEC). In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here, in MPLX's Form 10-K, in MPC's Form 10-K, or in MarkWest's Form 10-K and Form 10-Qs could also have material adverse effects on forward-looking statements. Copies of MPLX's Form 10-K are available on the SEC website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office. Copies of MPC's Form 10-K are available on the SEC website, MPC's website at http://ir.marathonpetroleum.com or by contacting MPC's Investor Relations office. Copies of MarkWest's Form 10-K and Form 10-Qs are available on the SEC website (former ticker symbol: MWE), MarkWest's website at http://investor.markwest.com or by contacting MPLX's Investor Relations office.

Results of Operations (unaudited)
	Three Months Ended December 31		Year Ended December 31
(In millions, except per unit data)	2015	2014	2015	2014
Revenues and other income:
Service revenue	$100	$17	$150	$69
Service revenue to related parties	120	115	481	451
Product sales	36	—	36	—
Product sales to related parties	1	—	1	—
Other income	4	1	8	5
Other income - related parties	8	6	27	23
Total revenues and other income	269	139	703	548
Costs and expenses:
Cost of revenues (excludes items below)	71	42	172	145
Purchased product costs	20	—	20	—
Purchases from related parties	27	26	102	98
Depreciation and amortization	51	12	89	50
General and administrative expenses	46	18	104	65
Other taxes	4	2	10	7
Total costs and expenses	219	100	497	365
Income from operations	50	39	206	183
Interest expense, net of amounts capitalized	20	2	35	4
Other financial costs	10	—	12	1
Income before income taxes	20	37	159	178
Provision for income taxes	2	—	2	—
Net income	18	37	157	178
Less: Net income attributable to noncontrolling interests	—	8	1	57
Net income attributable to MPLX LP	18	29	156	121
Less: General partner’s interest in net income attributable to MPLX LP	38	2	57	6
Limited partners’ interest in net (loss) income attributable to MPLX LP	$(20)	$27	$99	$115

Per Unit Data
Net (loss) income attributable to MPLX LP per limited partner unit:
Common - basic	$(0.14)	$0.38	$1.23	$1.55
Common - diluted	(0.14)	0.38	1.22	1.55
Subordinated - basic and diluted	—	0.33	0.11	1.50

Weighted average limited partner units outstanding:
Common units – basic	146	39	79	37
Common units – diluted	146	39	80	37
Subordinated units – basic and diluted	—	37	18	37

Select Financial Statistics (unaudited)
	Three Months Ended December 31		Year Ended December 31
(In millions, except ratio data)	2015	2014	2015	2014
Distribution declared
Limited partner units - public	$120	$9	$151	$29
Limited partner units - MPC	29	21	104	77
General partner units - MPC	3	1	6	2
Incentive distribution rights - MPC	37	2	54	4
Total distribution declared	$189	$33	$315	$112

Coverage ratio	1.20x	0.97x	1.27x	1.23x

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$54	$57	$239	$247
Investing activities	$(1,379)	$(32)	$(1,498)	$(75)
Financing activities	$1,278	$(30)	$1,275	$(199)

Other Financial Data
Adjusted EBITDA attributable to MPLX LP(a)	$286	$42	$486	$166
Distributable cash flow attributable to MPLX LP(a)	$227	$32	$399	$137

(a) Non-GAAP measure. See reconciliation below.

Select Balance Sheet Data (unaudited)
(In millions, except ratio data)	December 31 2015	September 30 2015
Cash and cash equivalents	$43	$90
Total assets	15,662	1,391
Long term debt	5,255	753
Total equity	9,256	493
Consolidated total debt to consolidated EBITDA (covenant basis)	4.7x	3.1x

Partnership units outstanding:
General partner units	7	2
Class B units(a)	8	—
MPC-held LP units	57	57
Public LP units	240	23

(a) Class B units were issued to and are held by M&R MWE Liberty LLC and certain of its affiliates, an affiliate of The Energy & Minerals Group. The Class B units will convert into common units at a rate of 1.09 common units and will receive $6.20 in cash for each Class B unit in two equal installments on July 1, 2016, and July 1, 2017. Class B units do not receive distributions.

Operating Statistics (unaudited)
	Three Months Ended December 31			Year Ended December 31
	2015	2014	% Change	2015	2014	% Change
Logistics and Storage
Pipeline throughput (mbpd):
Crude oil pipelines	972	1,065	(9)%	1,061	1,041	2%
Product pipelines	934	979	(5)%	914	878	4%
Total	1,906	2,044	(7)%	1,975	1,919	3%
Average tariff rates ($ per barrel):
Crude oil pipelines	$0.65	$0.62	5%	$0.66	$0.64	3%
Product pipelines	0.68	0.61	11%	0.65	0.61	7%
Total pipelines	0.66	0.61	8%	0.65	0.63	3%

Gathering and Processing (a)
Gathering throughput (mmcf/d)
Marcellus operations	889			889
Utica operations	745			745
Southwest operations	1,441			1,441
Total gathering throughput	3,075			3,075

Natural gas processed (mmcf/d)
Marcellus operations	2,964			2,964
Utica operations	1,136			1,136
Southwest operations	1,125			1,125
Southern Appalachian operations	243			243
Total natural gas processed	5,468			5,468

C2 + NGLs fractionated (mbpd)
Marcellus operations	220			220
Utica operations	51			51
Southwest operations	24			24
Southern Appalachian operations	12			12
Total C2 + NGLs fractionated	307			307

(a) The three months and year ended Dec. 31, 2015, Gathering and Processing segment operating statistics are for the period of Dec. 4, 2015, through Dec. 31, 2015. The Gathering and Processing segment volumes reported are the average daily rate for the days of operation.

The table below presents pro forma operating statistics, as evaluated by management, for the reported Gathering and Processing segment for the years ended Dec. 31, 2015, and 2014. We believe this pro forma full-year data provides a more meaningful discussion of trends. The pro forma operating information below might not necessarily be indicative of future results. In addition, all partnership-operated, non-wholly-owned subsidiaries are included in the statistics below.

Pro Forma Operating Statistics (unaudited)
	Year Ended December 31
	2015	2014	% Change
Gathering and Processing(a)
Gathering Throughput (mmcf/d)
Marcellus operations	858	668	28%
Utica operations	673	289	133%
Southwest operations	1,413	1,336	6%
Total gathering throughput	2,944	2,293	28%

Natural Gas Processed (mmcf/d)
Marcellus operations	2,861	2,064	39%
Utica operations	883	416	112%
Southwest operations	1,077	991	9%
Southern Appalachian operations	267	280	(5)%
Total natural gas processed	5,088	3,751	36%

C2 + NGLs Fractionated (mbpd)
Marcellus operations	194	147	32%
Utica operations	40	19	111%
Southwest operations	18	21	(14)%
Southern Appalachian operations	15	19	(21)%
Total C2 + NGLs fractionated	267	206	30%

(a) The Gathering and Processing segment volumes reported are the average daily rate for the days of operation.

Reconciliation of Segment Operating Income Attributable to MPLX LP to Income From Operations (unaudited)
	Three Months Ended December 31		Year Ended December 31
(In millions)	2015	2014	2015	2014
Segment operating income attributable to MPLX LP	$147	$57	$398	$213
Segment portion attributable to unconsolidated affiliates	(21)	—	(21)	—
Segment portion attributable to NCI	12	12	13	85
Income from equity method investments	3	—	3	—
Other income - related parties from unconsolidated affiliates	2	—	2	—
Unrealized derivative gains	4	—	4	—
Depreciation and amortization	(51)	(12)	(89)	(50)
General and administrative expenses	(46)	(18)	(104)	(65)
Income from operations	$50	$39	$206	$183

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and Distributable Cash Flow Attributable to MPLX LP to Net Income (unaudited)
	Three Months Ended December 31		Year Ended December 31
(In millions)	2015	2014	2015	2014
Net income	$18	$37	$157	$178
Plus: Depreciation and amortization	51	12	89	50
Provision for income taxes	2	—	2	—
Non-cash equity-based compensation	1	1	4	2
Net interest and other financial costs	30	2	47	5
Equity investment income	(3)	—	(3)	—
Equity method distributions	15	—	15	—
Acquisition costs	26	—	30	—
Adjusted EBITDA	140	52	341	235
Less: Adjusted EBITDA attributable to noncontrolling interests	—	10	1	69
MarkWest's pre-merger EBITDA(a)	146	—	146	—
Adjusted EBITDA attributable to MPLX LP	286	42	486	166
Plus: Current period cash received/deferred revenue for committed volume deficiencies	11	9	44	31
Less: Net interest and other financial costs	20	2	36	6
Unrealized gain on commodity hedges	4	—	4	—
Equity investment capital expenditures paid out	(14)	—	(14)	—
Equity investment cash contributions	14	—	14	—
Maintenance capital expenditures paid	14	9	30	20
Volume deficiency credits recognized	9	8	38	34
Other	7	—	7	—
Distributable cash flow pre-MarkWest undistributed	243	32	415	137
MarkWest undistributed DCF(a)	(16)	—	(16)	—
Distributable cash flow attributable to MPLX LP	$227	$32	$399	$137

(a) MarkWest pre-merger EBITDA and undistributed distributable cash flow relates to MarkWest's EBITDA and distributable cash flow from Oct. 1, 2015, through Dec. 3, 2015.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and Distributable Cash Flow Attributable to MPLX LP to Net Cash Provided by Operating Activities (unaudited)
	Year Ended December 31
(In millions)	2015	2014
Net cash provided by operating activities	$239	$247
Less: Changes in working capital items	(38)	19
All other, net	17	2
Plus: Non-cash equity-based compensation	4	2
Net loss on disposal of assets	(1)	—
Net interest and other financial costs	47	5
Asset retirement expenditures	1	2
Acquisition costs	30	—
Adjusted EBITDA	341	235
Less: Adjusted EBITDA attributable to non-controlling interests	1	69
MarkWest's pre-merger EBITDA(a)	146	—
Adjusted EBITDA attributable to MPLX LP	486	166
Plus: Current period cash received/deferred revenue for committed volume deficiencies	44	31
Less: Net interest and other financial costs	36	6
Unrealized gain on commodity hedges	4	—
Equity investment capital expenditures paid out	(14)	—
Equity investment cash contributions	14	—
Maintenance capital expenditures paid	30	20
Volume deficiency credits recognized	38	34
Other	7	—
Distributable cash flow pre-MarkWest undistributed	415	137
MarkWest's undistributed DCF adjustment(a)	(16)	—
Distributable cash flow attributable to MPLX LP	$399	$137

(a) MarkWest pre-merger EBITDA and undistributed distributable cash flow relates to MarkWest's EBITDA and distributable cash flow from Oct. 1, 2015, through Dec. 3, 2015, which create a total $130 million adjustment to DCF.

Reconciliation of Forecast Distributable cash Flow attributable to MPLX LP and Forecast Adjusted EBITDA attributable to MPLX LP to Net Income (unaudited)
	Low	High
	Year Ended	Year Ended
(In millions)	12/31/2016	12/31/2016
Net income	$325	$485
Plus: Depreciation and amortization	582	582
Net interest and other financial costs	223	223
Adjustment for Equity investment earnings and distributions	107	107
Other	16	6
Adjusted EBITDA	1,253	1,403
Less: Adjusted EBITDA attributable to NCI	3	3
Adjusted EBITDA attributable to MPLX LP	1,250	1,400
Less: Maintenance Capital	61	61
Net interest and other financial costs	223	223
Other	(4)	16
Distributable cash flow attributable to MPLX LP	$970	$1,100

Reconciliation of Capital Expenditures (unaudited)
	Three Months Ended December 31		Year Ended December 31
(In millions)	2015	2014	2015	2014
Capital Expenditures(a):
Maintenance	$14	$11	$31	$28
Growth	137	29	259	65
Total capital expenditures	151	40	290	93
Less: Increase in capital accruals	7	7	25	12
Asset retirement expenditures	1	1	1	2
Additions to property, plant and equipment	143	32	264	79
Capital expenditures of unconsolidated subsidiaries(b)	24	—	24	—
Total gross capital expenditures	167	32	288	79
Joint venture partner contributions	(8)	—	(8)	—
Total gross capital expenditures, net	159	32	280	79
Less: Maintenance capital	14	11	31	28
Total growth capital expenditures	145	21	249	51
Acquisition, net of cash acquired	1,218	—	1,218	—
Total growth capital and acquisition	$1,363	$21	$1,467	$51

(a) Excludes acquisition of an additional interest in MPLX Pipe Line Holdings LP.
(b) Capital expenditures includes amounts related to unconsolidated, partnership operated subsidiaries.